Exhibit 99.8

AMENDED AND RESTATED SUBORDINATION AGREEMENT

AMENDED AND RESTATED SUBORDINATION AGREEMENT (this “Agreement”), dated as of April 16, 2024, among (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities herein, the “Senior Agent”) for the Senior Secured Parties referred to below, (b) MITHAQ CAPITAL SPC, a Cayman segregated portfolio company (solely in its capacity as the holder of the Subordinated Debt (as defined below), the “Subordinated Lender”), and (c) THE CHILDREN’S PLACE, INC., a Delaware corporation (as the “Lead Borrower”, together with the undersigned, as Borrowers and Guarantors as defined in the Senior Credit Agreement referred to below, collectively, the “Loan Parties”).

WHEREAS, the Loan Parties, the lenders from time to time party thereto (collectively, the “Senior Lenders”) and the Senior Agent are parties to that certain Credit Agreement, dated as of May 9, 2019 (as amended, amended and restated, supplemented, replaced, renewed, refinanced, and otherwise in effect from time to time, the “Senior Credit Agreement”), pursuant to which, upon the terms and subject to the conditions contained therein, the Senior Lenders and the other Credit Parties (as defined in the Senior Credit Agreement) (collectively with the Senior Lenders, the “Senior Secured Parties”) agreed to make certain loans and provide other financial accommodations to the Borrowers thereunder; and

WHEREAS, to secure the Senior Debt (as defined herein) of the Loan Parties under and in connection with the Senior Documents (as defined herein), the Loan Parties have granted to the Senior Agent, for the benefit of the Senior Secured Parties, Liens (as defined herein) on substantially all of the assets of the Loan Parties; and

WHEREAS, the Loan Parties and the Subordinated Lender have entered to the following: (a) that certain Unsecured Promissory Note, dated as of February 29, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement, the “First Subordinated Loan Agreement”), pursuant to which, upon the terms and subject to the conditions contained therein, the Subordinated Lender has agreed to provide an unsecured credit facility to the Loan Parties thereunder in the form of an initial advance of $30,000,000 and a delay draw advance of $48,600,000; and (b) that certain Unsecured Promissory Note, dated as of April 16, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement, the “Second Subordinated Loan Agreement”, and, together with the First Subordinated Loan Agreement, collectively, the “Subordinated Loan Agreement”), pursuant to which, upon the terms and subject to the conditions contained therein, the Subordinated Lender has agreed to provide an unsecured term credit facility to the Loan Parties thereunder in the form of an advance of $90,000,000; and

WHEREAS, the Loan Parties, the Subordinated Lender and the ABL Agent are party to that certain Subordination Agreement, dated as of March 7, 2024 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Subordination Agreement”); and

WHEREAS, the Loan Parties have requested that the Existing Subordination Agreement be amended and restated in order to, among other things, account for the execution of the Second Subordinated Loan Agreement and provide for the subordination of the Subordinated Debt and Subordinated Documents (including, without limitation, with respect to the Second Subordinated Loan Agreement) to the payment in full of all Senior Debt, as further provided herein; and

WHEREAS, in order to induce the Senior Secured Parties to make loans and otherwise extend credit to the Borrowers pursuant to the Senior Credit Agreement, the Loan Parties and the Subordinated Lender have agreed to enter into this Agreement with the Senior Agent.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained in the Senior Credit Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. Terms not otherwise defined herein have the same respective meanings given to them in the Senior Credit Agreement, as in effect on the Seventh Amendment Effective Date. In addition, the following terms shall have the following meanings:

Bankruptcy Code: Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

Collateral: All assets, whether real, personal or mixed, or tangible or intangible now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted to the Senior Agent, together with all rents, issues, profits, products and proceeds thereof.

Debtor Relief Laws: The Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the restructuring provisions of applicable Canadian corporate statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Insolvency Proceeding: (a) Any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, administration, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

Lien: shall have the meaning assigned to such term in the Senior Credit Agreement.

“paid in full” or “payment in full”: shall mean the indefeasible payment in full in cash of all Senior Debt.

Permitted Subordinated Debt Payments: shall mean only the following: (a) regularly scheduled interest payments owing under the Second Subordinated Loan Agreement (but, for the avoidance of doubt, not with respect to any other Subordinated Indebtedness), in all cases, at the non-default rate and in such amounts as are reflected in the Second Subordinated Loan Agreement on the date hereof, (b) voluntary prepayments of principal under the Second Subordinated Loan Agreement (but, for the avoidance of doubt, not with respect to any other Subordinated Indebtedness), so long as, in all cases under both clauses (a) and (b) hereunder, the Senior Agent shall have received evidence, which shall be in form and substance acceptable to it, evidencing that both before and after giving pro forma effect to each such payment or prepayment, the Payment Conditions (as defined in the Senior Debt) shall be satisfied, and (c) voluntary prepayments of principal under the Second Subordinated Loan Agreement (but, for the avoidance of doubt, not with respect to any other Subordinated Indebtedness), so long as (i) each such prepayment is funded solely with Retained Equity Net Proceeds, (ii) no Default has occurred or is continuing or would result from any such prepayment, (iii) no Cash Dominion Event is continuing (except in the case of a Prepayment Dominion Exception), and (iv) such prepayment is made substantially concurrently with receipt by the Loan Parties of such Retained Equity Net Proceeds.

Retained Equity Net Proceeds: shall have the meaning assigned to such term in the Senior Credit Agreement.

Senior Debt: All “Obligations” under and as defined in the Senior Credit Agreement, including all principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Senior Credit Agreement, or any of the other Senior Documents or any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Senior Secured Parties. Senior Debt shall expressly include any and all interest accruing or out of pocket costs or expenses incurred after the date of any filing by or against any Loan Party of any petition under any Debtor Relief Law or Insolvency Proceeding relating thereto regardless of whether the Senior Secured Parties’ claims therefor is allowed or allowable in such case or proceeding relating thereto.

Senior Default: A “Default” or “Event of Default” under (and as defined in) the Senior Credit Agreement.

Senior Documents: All “Loan Documents” under and as defined in the Senior Credit Agreement and any and all guaranties and security interests, mortgages and other Liens directly or indirectly guarantying or securing any of the Senior Debt, and any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Senior Debt, whether now existing or hereafter created.

Subordinated Debt: (i) The indebtedness and other obligations of the Loan Parties to Subordinated Lender now existing or hereafter created pursuant to the Subordinated Loan Agreement and any other Subordinated Documents, including all principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), and collateral protection expenses, and (ii) shall expressly include any and all interest accruing or out of pocket costs or expenses incurred, in all cases, with respect to items described in clause (i) above, after the date of any filing by or against any Loan Party of any petition under any Debtor Relief Law or Insolvency Proceeding relating thereto.

Subordinated Documents: Any loan note, any and all guaranties directly or indirectly guarantying any of the Subordinated Debt, including the Subordinated Loan Agreement, and any and all other documents or instruments evidencing or further guarantying directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created. For the avoidance of doubt, the Letter Agreement (as defined in the Subordinated Loan Agreement as in effect on the date hereof) is not a Subordinated Document.

2.             Subordination of Subordinated Debt to Senior Debt. Subject to the terms hereof, the Subordinated Lender hereby agrees that its Subordinated Debt and the Subordinated Documents shall be and hereby are subordinated and the payment thereof is deferred until the payment in full of all Senior Debt whether now or hereafter incurred or owed by the Borrowers or any other Loan Party; provided that, notwithstanding the foregoing, the Subordinated Lender may, prior to the payment in full of all Senior Debt, convert, exchange, contribute, repay or otherwise satisfy all or any part of the Subordinated Debt into, for or with common equity securities of the Lead Borrower. Notwithstanding the immediately preceding sentence, the Borrowers shall be permitted to pay, and the Subordinated Lenders shall be permitted to receive, any Permitted Subordinated Debt Payment.

3.             Enforcement; Subrogation. The Subordinated Lender hereby acknowledges and agrees that it shall not take or omit to take any action or assert any claim with respect to the Subordinated Debt which is inconsistent with the provisions of this Agreement. Without limiting the foregoing, the Subordinated Lender hereby acknowledges and agrees that it shall not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Documents except (i) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation, (ii) to file a proof of claim or similar evidence of the existence of the Subordinated Debt in any Insolvency Proceeding, or (iii) to file defensive pleadings contesting any challenge or other objection to the classification, existence or validity of the Subordinated Debt. Until the payment in full of all Senior Debt, the Subordinated Lender shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any Collateral of any Loan Party. The Subordinated Lender further waives any and all rights with respect to marshalling.

4.             Payments Held in Trust. The Subordinated Lender shall segregate, hold in trust and immediately pay over to the Senior Agent, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt any cash amount or other Collateral or other assets that any Loan Party pays to or delivers to the Subordinated Lender with respect to the Subordinated Debt; provided that this Section 4 shall not apply to any Permitted Subordinated Debt Payment. The Senior Agent is hereby authorized to make any such endorsements as agent for the Subordinated Lender. This authorization is coupled with an interest and is irrevocable.

5.             Defense to Enforcement. If the Subordinated Lender, in contravention of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against any Loan Party, then such Loan Party may interpose as a defense or plea the making of this Agreement, and any Senior Secured Party may intervene and interpose such defense or plea in its name or in the name of the applicable Loan Party or Loan Parties. If the Subordinated Lender, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Documents, then any Senior Secured Party or any Loan Party may, by virtue of this Agreement, restrain the enforcement thereof in the name of the Senior Secured Parties or in the name of the Loan Parties. If the Subordinated Lender, in contravention of the terms of this Agreement, obtains any cash or other assets (including, any Collateral) of any Loan Party as a result of any administrative, legal or equitable actions, or otherwise, the Subordinated Lender agrees that it shall forthwith pay, deliver and assign to the Senior Agent, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as Collateral for the Senior Debt.

6.             Bankruptcy, etc.

6.1             Payments relating to Subordinated Debt. At any meeting of creditors of any Loan Party or in the event of any case or proceeding (including any Insolvency Proceeding), voluntary or involuntary, for the distribution, division or application of all or part of the assets of a Loan Party or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of a Loan Party or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against a Loan Party for relief under any Debtor Relief Law, the Senior Agent, on behalf of the Senior Secured Parties, is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect any cash or other assets of the Loan Parties distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt (including, without limitation, any adequate protection payments received in violation of this Agreement), and apply such cash to or to hold such other assets or securities as Collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities or other Collateral that the Senior Agent elects to effect, until the payment in full of all of the Senior Debt, rendering to the Subordinated Lender any surplus to which the Subordinated Lender is then entitled.

6.2             Subordinated Debt Voting Rights. At any such meeting of creditors or in the event of any such case or proceeding (including any Insolvency Proceeding by or against any Loan Party), the Subordinated Lender shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension or any proposal), provided that the Subordinated Lender shall not vote its claims with respect to the Subordinated Debt with respect to any such plan or proposal or take any other action in any way (A) so as to contest (i) the validity of any Senior Debt or any Collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) the Subordinated Lender’s obligations and agreements set forth in this Agreement; or (B) which does not provide for payment in full of the Senior Debt on the effective date of such plan or proposal.

6.3             Financing. Notwithstanding any other provisions of this Agreement to the contrary, the Subordinated Lender confirms and agrees that (i) it has no right to compel or forestall action by the Senior Agent or any of the Senior Secured Parties in respect of any of the Collateral (the Senior Agent and Senior Secured Parties being free to exercise or not exercise all or any of their rights and remedies in their sole discretion); (ii) the Senior Agent and Senior Secured Parties have full authority to deal with the Collateral; (iii) it will not act in the manner so as to adversely affect the Collateral or make it burdensome for the Senior Agent or Senior Secured Parties to realize upon the Collateral; (iv) if any Loan Party shall be subject to an Insolvency Proceeding and the Senior Agent or the Senior Secured Parties desire to permit use of cash collateral by, or provide financing to or consent to financing to, the Loan Parties under either Section 363 or 364 of the Bankruptcy Code or under any other Debtor Relief Law, the Subordinated Lender agrees that (x) adequate notice to it shall have been provided for such financing if it receives notice one (1) Business Day (subject to availability of a court to shorten the period of notice) prior to the entry of an order approving such financing; (y) no objection will be raised by it to such financing on any grounds; and (z) the Subordinated Lender shall consent to the Liens on Collateral securing such debtor in possession financing and all obligations relating thereto, and (v) if any Loan Party shall be subject to an Insolvency Proceeding, the Subordinated Lender may not provide financing to the Loan Parties under either Section 363 or 364 of the Bankruptcy Code or any other Debtor Relief Law. The Subordinated Lender agrees not to assert any right it may have to “adequate protection” of the Subordinated Lender’s interest in any Collateral in any Insolvency Proceeding under any or all of §361, §362, §363 or §364 of the Bankruptcy Code or any other Debtor Relief Law or otherwise, and agrees that it will not seek to have the automatic stay or any other stay lifted with respect to any Collateral without the prior written consent of the Senior Agent.

6.4             Section 363 Sales. The Subordinated Lender agrees that it will not object to or oppose any bidding procedures or a sale or other disposition of any Collateral free and clear of security interests, Liens or other claims of the Subordinated Lender under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code or under any other Debtor Relief Law, if the Senior Agent has consented to such sale or disposition and shall be deemed to have consented to such sale or disposition pursuant to Section 363(f) of the Bankruptcy Code or any other Debtor Relief Law. The Subordinated Lender waives any claim it may now or hereafter have arising out of the Senior Agent’s election, in any Insolvency Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, or under any other Debtor Relief Law, and/or any borrowing or grant of a security interest or charge under Section 364 of the Bankruptcy Code or under any other Debtor Relief Law by the Loan Parties, as debtors in possession.

6.5             Continuing Effectiveness in Insolvency. This Agreement, which the parties hereto expressly acknowledge, is a “subordination agreement” under section 510(a) of the Bankruptcy Code, or under any other Debtor Relief Law shall be effective before, during and after the commencement of an Insolvency Proceeding with respect to any Loan Party. All references herein to each Loan Party shall be deemed to apply to a trustee for the estate of such Person and to such Person as a debtor-in-possession.

7.             Lien Subordination; Collateral Matters.

7.1             Subordination of Lien of Subordinated Lender. Notwithstanding anything to the contrary contained herein, the Borrowers shall not at any time grant to the Subordinated Lender, nor shall the Subordinated Lender have, a Lien on any Collateral. Notwithstanding the date, manner or order of grant, attachment or perfection of any Lien of any Senior Secured Party on Collateral securing any Senior Debt or any Lien of the Subordinated Lender on Collateral securing any Subordinated Debt and notwithstanding any provision of the UCC, PPSA any applicable law or any Senior Documents or Subordinated Documents, the Senior Agent, on behalf of each Senior Secured Party, and the Subordinated Lender, hereby agree that, (i) the Liens in favor of the Senior Secured Parties securing the Senior Debt in respect of the Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Liens in favor of the Subordinated Lender securing the Subordinated Debt in respect of the Collateral, and (ii) any Liens in favor of the Subordinated Lender securing the Subordinated Debt in respect of the Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to the Liens in favor of the Senior Secured Parties securing the Senior Debt in respect of the Collateral. Without limiting the generality of the foregoing, it is expressly agreed that all proceeds of Collateral received by the Subordinated Lender shall be paid over to the Senior Agent immediately for application to the Senior Debt until the payment in full of all Senior Debt. The foregoing shall apply regardless of the order of filing of any such Liens (or the exercise of control over or possession of any Collateral) or perfection of any such security interests (or failure to make any such filing or perfect any such security interest), or the avoidance of any such security interest.

7.2             No Remedies With Respect to Collateral. Notwithstanding any other provisions of any Subordinated Documents to the contrary, the Subordinated Lender confirms and agrees that (i) it has no right of possession or foreclosure on, or right to pursue any other remedies with respect to, the Collateral until the payment in full of all Senior Debt, and (ii) its only rights and remedies with respect to the Collateral or any proceeds therefrom are to receive any remaining net proceeds of foreclosure of Collateral to the extent of any excess after the payment in full of all Senior Debt and the satisfaction of any other claims senior to the Subordinated Debt.

7.3             Waivers. The Subordinated Lender agrees that it will not assert, and hereby waives, to the fullest extent permitted by applicable law, any right to demand, request, plead or otherwise assert, or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar rights a junior secured creditor may have under applicable law or any other rights a junior creditor may have under applicable law in respect of the Collateral or any Liens in favor of the Senior Secured Parties securing the Senior Debt in respect of the Collateral. Until the payment in full of all the Senior Debt, the Subordinated Lender waives (i) any right to request any adequate protection in respect of its Liens, (ii) any right to object to any award of adequate protection to the Senior Creditors, and (iii) any right to seek relief from the automatic stay in any Insolvency Proceeding.

7.4             Further Assurances. The Subordinated Lender acknowledges and agrees, upon request of the Senior Agent at any time and from time to time, to execute such other reasonable documents or instruments as may be requested by the Senior Agent further to evidence of public record or otherwise the senior priority of Liens on Collateral securing the Senior Debt as contemplated hereby.

7.5             Books and Records. The Subordinated Lender hereby agrees to maintain on its books and records such notations as the Senior Agent may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Senior Agent and the other Senior Secured Parties hereunder. A copy of this Agreement may be filed as a financing statement in any Uniform Commercial Code recording office.

7.6             Release of Guaranties and Collateral. Without limiting any of the rights of the Senior Agent under the applicable Senior Documents or applicable law, in the event that the Senior Agent releases or discharges any guaranties of the Senior Debt given by any Loan Party which has also guarantied the Subordinated Debt or any Lien on Collateral securing the Senior Debt and also securing the Subordinated Debt, such Loan Party or (as the case may be) such Collateral shall thereupon be deemed to have been released from all such guaranties or Liens in favor of the Subordinated Lender. The Subordinated Lender hereby authorizes the Senior Agent to file any necessary UCC and/or PPSA termination statements or discharges (with respect to any UCC and/or PPSA financing statements or other Lien registrations filed by the Subordinated Lender) to reflect the termination, discharge or release of any Lien contemplated hereby and agrees that, within ten (10) business days following the Senior Agent’s written request therefor, the Subordinated Lender will execute, deliver and file any and all such mortgage discharges, Lien releases, terminations and discharges and other agreements and instruments as the Senior Agent reasonably deems necessary or appropriate in order to give effect to the preceding sentence. The Subordinated Lender hereby irrevocably appoints the Senior Agent, and its successors and assigns, and their respective officers, with full power of substitution, the true and lawful attorney(s) of the Subordinated Lender for the purpose of effecting any such executions, deliveries and filings if and to the extent that the Subordinated Lender shall have failed to perform such obligations pursuant to the foregoing provisions of this Section 7.6 within such ten (10) business day period.

7.7             Prohibition on Contesting Liens. The Subordinated Lender agrees that it shall not, and hereby waives any right to contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding by or against a Loan Party), the priority, validity, perfection or enforceability of any Liens in favor of the Senior Secured Parties securing the Senior Debt in respect of the Collateral.

7.8             New Liens. Each Loan Party agrees not to grant any Lien on any of its assets, or permit any of its Subsidiaries to grant a Lien on any of its assets, in favor of the Subordinated Lender. To the extent that the foregoing provisions are not complied with for any reason, the Subordinated Lender agrees that (i) any amounts received by or distributed to the Subordinated Lender pursuant to or as a result of Liens granted in contravention of this Section 7.8 shall be subject to this Agreement such that proceeds thereof will be treated as proceeds of Collateral subject to Section 4 hereof and (ii) the Subordinated Lender shall hold any such Collateral as agent or as bailee, as the case may be, for the Senior Agent and the Senior Secured Parties for purposes of perfecting the Lien of the Senior Agent and the Senior Secured Parties thereon. Each Loan Party hereby agrees that, if, pursuant to the provisions of either the Senior Documents or the Subordinated Documents, a Loan Party shall be required to cause any Subsidiary that is not a Loan Party to become a Loan Party, or if for any reason a Loan Party desires any such Subsidiary to become a Loan Party, such Subsidiary shall execute and deliver to the Senior Agent and the Subordinated Lender a joinder (in the form attached hereto as Exhibit A) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Loan Party hereto on the date first written above.

8.             Senior Secured Parties’ Freedom of Dealing. The Subordinated Lender agrees with respect to the Senior Debt and any and all collateral therefor or guaranties thereof, that the Loan Parties and the Senior Agent and Senior Secured Parties, may agree, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring responsibility to the Subordinated Lender, and without impairing or releasing, any of its rights, or any of the obligations of the Subordinated Lender hereunder, to do any of the following: (a) change the amount, manner, place, or terms of payment or change or extend the time of payment of or increase, renew or alter the Senior Debt, or any part thereof, or enter into or amend in any manner any agreement (including any related loan agreement, promissory notes and collateral documents) relating to the Senior Debt; (b) sell, exchange, release, or otherwise deal with all or any part of any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Senior Debt, or any part thereof; (c) release anyone liable in any manner for the payment or collection of the Senior Debt, or any part thereof; (d) exercise or refrain from exercising any rights against any Loan Party and others; and (e) apply any sums, by whomsoever paid or however realized, in accordance with the Senior Documents. Without limitation of the foregoing, the Subordinated Lender hereby waives any provision of the Subordinated Documents that restricts the incurrence or existence of the Senior Debt, limits any of the matters described in this Section 8, or otherwise conflicts with this Agreement or any provision of any Senior Document.

9.             Modification or Sale of the Subordinated Debt.

9.1             The Subordinated Lender agrees that it will not, at any time while this Agreement is in effect, (a) modify the terms of any of the Subordinated Debt or any of the Subordinated Documents without the prior written consent of the Senior Agent (it being understood and agreed that the Subordinated Lender may, without the Senior Agent’s consent, (i) waive (but not otherwise modify) any funding condition precedent set forth in the Subordinated Loan Agreement or any other Subordinated Document, (ii) modify Corresponding Provisions (as defined in the Subordinated Loan Agreement as in effect on the date hereof) that are automatically amended, waived, supplemented or otherwise modified as a result of such corresponding amendment, waiver, supplement or other modification to the Senior Credit Agreement), (iii) amend the Second Subordinated Loan Agreement to reflect amendments contemplated by Section 14(n)(iii) of the Second Subordinated Loan Agreement (as in effect as of the date hereof), and (iv) subject to the Senior Agent’s prior written consent (which consent shall not be unreasonably withheld, denied or delayed), amend the Second Subordinated Loan Agreement to reflect amendments contemplated by Section 14(n)(iv) of the Second Subordinated Loan Agreement (as in effect as of the date hereof)), or (b) sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any Person without the prior written consent of the Senior Agent.

9.2             Notwithstanding the foregoing paragraph or any other provision to the contrary in this Agreement, the Subordinated Lender may, without the consent of the Senior Agent or any other Senior Secured Party, convert, exchange, contribute, repay or otherwise satisfy all or any part of the Subordinated Debt into, for or with common equity securities of the Lead Borrower.

10.          Obligations Absolute. Nothing contained in this Agreement shall impair, as between the Loan Parties and the Subordinated Lender, the obligation of the Loan Parties to pay to the Subordinated Lender all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Subordinated Lender (except as expressly otherwise provided in Section 3 or Section 6) from exercising all rights, powers and remedies otherwise permitted by the Subordinated Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Document, all, however, subject to the rights of the Senior Secured Parties as set forth in this Agreement.

11.          Termination of Subordination. This Agreement shall continue in full force and effect, and the obligations and agreements of the Subordinated Lender and the Loan Parties hereunder shall continue to be fully operative, until the payment in full of all of the Senior Debt. To the extent that any Loan Party makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or a transfer at undervalue or set aside or is required to be repaid to a trustee, receiver, interim receiver, receiver and manager, monitor or any other party under any Debtor Relief Law, state, federal, provincial or foreign law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any Senior Secured Party, a Senior Default shall be deemed to have existed and to be continuing under the applicable Senior Documents from the date of such Senior Secured Party’s initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to such Senior Secured Party. During any continuance of any such Senior Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinated Lender has received any payments with respect to the Subordinated Debt subsequent to the date of a Senior Secured Party’s initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinated Lender shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Senior Secured Parties, and the Subordinated Lender shall pay to the Senior Secured Parties, upon demand, the full amount so received by the Subordinated Lender during such period of time to the extent necessary fully to restore to the Senior Secured Parties the amount of such Voided Payment. Upon the payment in full of all of the Senior Debt, which payment shall be final and not avoidable, this Agreement will automatically terminate without any additional action by any party hereto.

12.          Notices. All notices and other communications which are required and may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing by certified or registered mail or by telecopier or e-mail, as follows:

If to the Senior Agent:

Wells Fargo Bank, National Association

125 High Street, 11th Floor

Boston, MA 02110

Attention: Emily Abrahamson

Email: Emily.J.Abrahamson@wellsfargo.com

With a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Jennifer Fenn

Telephone: 617-248-4845

Telecopier: 617-502-4845

E-mail: jfenn@choate.com

If to the Subordinated Lender:

Mithaq Capital SPC

Synergy, Suite 22, 3269 Anas Ibn Malik Rd,

Al Malqa, Riyadh 13521 Saudi Arabia

Attention: Turki Saleh A. AlRajhi; Muhammad Asif Seemab

Email: talrajhi@mithaqholding.com; asif@mithaqholding.com

With a copy to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention: Richard Brand; Jared Zajac

Telephone: (212) 504-5757; (704) 348-5234

Telecopier: (704) 348-5200

Email: Richard.Brand@cwt.com; Jared.Zajac@cwt.com

If to the Loan Parties:

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

Attention: Sheamus Toal; Jared Shure

E-mail: SToal@childrensplace.com; jshure@childrensplace.com

With a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Harris Diamond

Telephone: (212) 885-5383

Telecopier: (917) 332-3784

E-mail: harris.diamond@blankrome.com

or such other address or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Unless the Senior Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

13.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.          Venue; Waiver of Jury Trial.

14.1           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OR, IN THE EVENT OF THE COMMENCEMENT BY ANY LOAN PARTY OF ANY INSOLVENCY PROCEEDING, THE APPLICABLE COURT PRESIDING OVER THE SUBJECT INSOLVENCY PROCEEDING), IN ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, OR IN THE APPLICABLE COURT PRESIDING OVER ANY INSOLVENCY PROCEEDING. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR DOCUMENTS OR ANY SUBORDINATED DOCUMENTS AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

14.2           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.1. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.3           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.4           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.          Miscellaneous.

15.1           This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of this Agreement by telecopier, facsimile or other electronic means (including, via electronic mail in .pdf format) shall be as effective as delivery of a manually executed counterpart thereof. The Senior Agent may, in its sole and absolute discretion, waive any provisions of this Agreement benefiting the Senior Secured Parties; provided, however, that such waiver shall be effective only if in writing and signed by the Senior Agent and shall be limited to the specific provision or provisions expressly so waived. This Agreement shall be binding upon the successors and assigns of the Subordinated Lender and the Loan Parties and shall inure to the benefit of the Senior Agent, the Senior Secured Parties, and their respective successors and assigns, any lender or lenders refunding or refinancing any of the Senior Debt and their respective successors and assigns, but shall not otherwise create any rights or benefits for any third party.

15.2           The Senior Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing or replacement transaction under any Senior Document or any Subordinated Document) of any other Senior Secured Party or the Subordinated Lender, all without affecting the payment and Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such refinancing or replacement debt (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Senior Agent or the Subordinated Lender, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Senior Agent or the Subordinated Lender, as the case may be. In the event the Senior Debt is refinanced or replaced, the Loan Parties agree to provide notice to the Subordinated Lender. In connection with any refinancing or replacement contemplated by this Section 15.2, this Agreement may be amended at the request of the lenders and/or agent providing such refinancing or replacement debt (at the sole expense of the Loan Parties), and without the consent of either the other Senior Secured Parties or the Subordinated Lender, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement Debt, and (b) to establish that such debt and Liens on any Collateral securing such refinancing or replacement debt shall have the same priority as the debt and Liens on any Collateral securing the debt being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement. For the avoidance of doubt, (i) the Senior Debt may be refinanced or replaced by one facility or multiple facilities, and (ii) no facility refinancing or replacing the Senior Debt, in whole or in part, shall be required to be a revolving or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument.

15.3           For the avoidance of doubt, the restrictions contained in this Agreement shall only apply to Mithaq Capital SPC in its capacity as holder of the Subordinated Debt and not in its capacity as equity holder or any other capacity.

16.          Acknowledgements.

16.1           Reliance by Senior Secured Parties. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Loan Parties shall be deemed to have been given and made in reliance upon this Agreement.

16.2           Independent Analysis. The Senior Agent, on behalf of each respective Senior Secured Party, and the Subordinated Lender hereby agrees that each such Person has, independently and without reliance on the Senior Agent or any Senior Secured Party or the Subordinated Lender, respectively, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into this Agreement, the applicable Senior Documents and the Subordinated Documents, and the transactions contemplated hereby and thereby and agrees that it will continue to make its own credit decision in taking or not taking any action under the applicable Senior Documents or the Subordinated Documents, or this Agreement.

17.           Representations and Warranties. Each party hereto represents and warrants as follows:

17.1           Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

17.2           This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

17.3             The execution, delivery and performance by such party of this Agreement (i) does not require any consent or approval of, registration or filing with or any other action by any Governmental Authority and (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such party or any order of any Governmental Authority or any indenture, agreement or other instrument binding upon such party.

18.           Waivers. The Senior Secured Parties shall have no liability to the Subordinated Lender with respect to, and the Subordinated Lender waives any claim or defense which such Subordinated Lender may now or hereafter have against the Senior Secured Parties arising from or in connection with the exercise by the Senior Secured Parties of their rights under this Agreement, the Senior Documents or any other documents or instruments contemplated hereby or thereby. Without limitation of the foregoing, the Subordinated Lender waives any claim or defense which such Subordinated Lender may now or hereafter have against the Senior Secured Parties arising from or in connection with (i) any and all actions which the Senior Secured Parties take or omit to take with respect to any Senior Document (including actions with respect to the creation, perfection or continuation of Liens in any Collateral, actions with respect to the occurrence of any Senior Default, and actions with respect to the collection of any claim for all or any part of any Senior Debt from any account debtor, guarantor or any other Person); (ii) any notice of the incurrence or increase of Senior Debt, it being understood that the Senior Secured Parties may make advances now or hereafter relating to the Senior Debt and there may be other increases to the Senior Debt without notice to or authorization of the Subordinated Lender in reliance upon the provisions of this Agreement; (iii) any defense based upon or arising by reason of (A) any disability or other defense of any Loan Party or any other Person; or (B) any lack of authority of any agent or any other Person acting or purporting to act on behalf of any Loan Party or the Subordinated Lender; or (C) any failure by the Senior Secured Parties to properly perfect any Lien in any asset of any Loan Party or any other Person; or (iv) any election by the Senior Secured Parties in any Insolvency Proceeding by or against any Loan Party, including any failure of the Senior Secured Parties to make any election or vote any claim with regard to the Subordinated Debt. The Subordinated Lender further hereby agrees to pay and to indemnify and save each Senior Secured Party harmless from and against any damage, loss, cost or expense (including reasonable fees, charges and disbursements of counsel) which such Senior Secured Party may incur or be subject to in connection with the Senior Agent or any Senior Secured Parties’ efforts to preserve, protect, collect or enforce any of the obligations of the Subordinated Lender hereunder and/or the exercise of any of Senior Agent or Senior Secured Party rights and remedies against the Subordinated Lender hereunder (whether or not suit is instituted by or against Senior Agent or any other Senior Secured Party). Notwithstanding any other provision of this Agreement to the contrary, the provisions set forth in this Section 18 shall survive the termination of this Agreement.

19.          Specific Performance. Each of the Senior Agent and the other Senior Secured Parties may demand specific performance of this Agreement by the Subordinated Lender. The Subordinated Lender hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Senior Agent or any other Senior Secured Party.

20.          Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Existing Subordination Agreement. This Agreement is in no way intended to constitute a novation of the Existing Subordination Agreement or the obligations under the Existing Subordination Agreement. The parties hereto agree that the Senior Documents and Subordinated Documents remain in full force and effect and any reference to the Existing Subordination Agreement in any Senior Document or any Subordinated Document shall be deemed to reference this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SENIOR AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Authorized Signatory

[Signature Page to Amended & Restated Subordination Agreement]

SUBORDINATED LENDER:

MITAHQ CAPITAL SPC

By:	/s/ Turki Saleh A. AlRajhi
Name:	Turki Saleh A. AlRajhi
Title:	Director

[Signature Page to Amended & Restated Subordination Agreement]

LOAN PARTIES:

BORROWERS:

THE CHILDREN’S PLACE, INC., as Lead Borrower and as a U.S. Borrower

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	Chief Operating Officer and Chief Financial Officer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a U.S. Borrower

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP BRANDS, LLC, as a U.S. Borrower

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

THE CHILDREN’S PLACE INTERNATIONAL, LLC, as a U.S. Borrower

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

THE CHILDREN’S PLACE (CANADA), LP, by its general partner, TCP INVESTMENT CANADA II CORP., as a Canadian Borrower

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

[Signature Page to Amended & Restated Subordination Agreement]

GUARANTORS:

THECHILDRENSPLACE.COM, INC., as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

THE CHILDREN’S PLACE CANADA HOLDINGS, INC., as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP IH II, LLC, as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP REAL ESTATE HOLDINGS, LLC, as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP INTERNATIONAL PRODUCT HOLDINGS, LLC, as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP INVESTMENT CANADA II CORP., as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

TCP INVESTMENT CANADA I CORP., as a Guarantor

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	President and Treasurer

[Signature Page to Amended & Restated Subordination Agreement]

EXHIBIT A

JOINDER TO AMENDED AND RESTATED SUBORDINATION AGREEMENT

This JOINDER AGREEMENT, dated as of ____________, 20__ (this “Joinder”), is delivered pursuant to the Subordination Agreement, dated as of April 16, 2024 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Subordination Agreement”) among WELLS FARGO BANK, NATIONAL ASSOCIATION, as Senior Agent, MITHAQ CAPITAL SPC, the Subordinated Lender, and the Loan Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Subordination Agreement.

1.             Joinder to Subordination. Each of the undersigned hereby agrees that on and after the date hereof, it shall be a “Loan Party” under and as such term is used in the Subordination Agreement, hereby assumes and agrees to perform all of the obligations of a Loan Party thereunder and agrees that it shall comply with and be fully bound by the terms of the Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.             Unconditional Joinder. Each of the undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. Each of the undersigned further agrees that it has joined and is fully obligated as a Loan Party under the Subordination Agreement.

3.             Incorporation by Reference. All terms and conditions of the Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

[Signature page follows]

JOINING [LOAN PARTY]

[______________________________]

By:
Name:
Title:

[Signature Page to Joinder]